UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 31, 2010

GENCO SHIPPING & TRADING LIMITED
(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	001-33393	98-043-9758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue 20th Floor New York, New York (Address of Principal Executive Offices)	10171 (Zip Code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.          Completion of Acquisition or Disposition of Assets.

On August 31, 2010, Genco Shipping & Trading Limited (“Genco”) took delivery of the Genco Ardennes, a 57,981 dwt Supramax vessel.  Genco had agreed to buy the vessel under the terms of agreements that Genco entered into with Setaf SAS, certain of its subsidiaries, and its parent company, Bourbon SA.  The Genco Ardennes is the tenth of 13 vessels to be acquired by Genco under such agreements.  An additional three vessels are to be delivered to Genco under such agreements and immediately resold to Maritime Equity Partners, LLC, a company controlled by Genco’s Chairman, Peter C. Georgiopoulos, at Genco’s purchase price.

Genco paid a total purchase price of approximately $35.7 million for the Genco Ardennes, which Genco financed with available cash, including proceeds from its recently completed concurrent offerings of 5.00% Convertible Senior Notes due August 15, 2015 and common stock, as well as cash from operations. Genco intends to use its $253 million secured term loan facility entered into on August 20, 2010, to refund $20 million associated with the purchase of the Genco Ardennes.

A copy of Genco’s press release announcing the delivery of this vessel to Genco is attached hereto as Exhibit 99.1.

Item 9.01.          Financial Statements and Exhibits.

(d)   Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press Release dated August 31, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Genco Shipping & Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENCO SHIPPING & TRADING LIMITED

DATE:  September 1, 2010

/s/ John C. Wobensmith
John C. Wobensmith
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 31, 2010.